Exhibit 99.1

Nielsen Holdings N.V.

Unaudited Business Segment Revenue and Income for Each of the Quarterly Periods in the Three Years ended

December 31, 2010, 2009 and 2008.

The below tables presents supplemental unaudited business segment revenue and income for each of the quarterly periods in three years ended December 31, 2010, 2009 and 2008.

Revenue	Buy	Watch	Expos	Corporate	Total
(IN MILLIONS)
2010
Three months ended March 31	$742	$405	$49	—	$1,196
Three months ended June 30	800	432	38	—	1,270
Three months ended September 30	808	418	63	—	1,289
Three months ended December 31	910	443	18	—	1,371

Total	$3,260	$1,698	$168	—	$5,126

2009
Three months ended March 31	$655	$393	$54	—	$1,102
Three months ended June 30	732	403	47	—	1,182
Three months ended September 30	756	413	58	—	1,227
Three months ended December 31	850	426	21	—	1,297

Total	$2,993	$1,635	$180	—	$4,808

2008
Three months ended March 31	$728	$362	$66	—	$1,156
Three months ended June 30	805	366	70	—	1,241
Three months ended September 30	779	368	76	—	1,223
Three months ended December 31	772	384	28	2	1,186

Total	$3,084	$1,480	$240	$2	$4,806

Business Segment Income	Buy	Watch	Expos	Corporate	Total
(IN MILLIONS)

2010
Three months ended March 31	$125	$144	$26	$(5)	$290
Three months ended June 30	177	165	14	(8)	348
Three months ended September 30	169	165	36	1	371
Three months ended December 31	240	175	2	(15)	402

Total	$711	$649	$78	$(27)	$1,411

2009
Three months ended March 31	$103	$135	$24	$(5)	$257
Three months ended June 30	158	159	7	(7)	317
Three months ended September 30	158	162	34	3	357
Three months ended December 31	225	167	(2)	(9)	381

Total	$644	$623	$63	$(18)	$1,312

2008
Three months ended March 31	$105	$119	$27	$(6)	$245
Three months ended June 30	150	129	28	(5)	302
Three months ended September 30	151	137	37	(9)	316
Three months ended December 31	204	151	1	(14)	342

Total	$610	$536	$93	$(34)	$1,205